Exhibit 10.54

EXECUTION COPY

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (“Agreement”) is entered into on November 21, 2010 (“Effective Date”), by and between CPTN Holdings LLC, a Delaware limited liability company (“Purchaser”), and Novell, Inc., a Delaware corporation (“Seller”).

RECITALS

Seller owns the Assigned Patents (as defined below) and wishes to sell to Purchaser its entire right, title and interest in such Assigned Patents.

Purchaser wishes to purchase such Assigned Patents on the terms and conditions set forth herein.

In consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as set forth herein.

AGREEMENT

1.	DEFINITIONS

1.1 As used in this Agreement, the following terms have the meanings set forth below:

(a) “Assigned Patents” means all patents and patent applications listed in Exhibit A hereto.

(b) “Governmental Entity” means any federal, national, supranational, state, provincial, local or other governmental, regulatory or administrative authority, agency or commission, quasi-governmental authority or other political subdivision thereof, any government-owned or controlled commercial enterprise, any entity, authority, instrumentality or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government, quasi-governmental authority or other political subdivision, any public international organization, and any supranational organization exercising such functions for any sovereign states, whether international, multinational, regional or otherwise, or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

(c) “Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

(d) “Lien” means any lien, pledge, charge, option, right to acquire, security interest or like encumbrance or restriction on transfer or rights.

(e) “Order” means any decision, order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon a party hereto or its property.

(f) “Transfer Taxes” means sales, use, value added, excise, and other transfer taxes and charges imposed on the sale, transfer and assignment of the Assigned Patents to Purchaser as contemplated by this Agreement. For the avoidance of doubt, income taxes (whether based on gross or net income or receipts) imposed on such sale, transfer and assignment of the Assigned Patents are excluded from the definition of Transfer Taxes.

1.2 Terms defined in this Agreement as having a particular meaning have such meaning throughout this Agreement.

2.	TRANSFER OF ASSIGNED PATENTS

2.1 Patent Assignment. Upon the terms and subject to the conditions of this Agreement, as provided in Section 5.1 hereof, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser all right, title and interest it has in and to the Assigned Patents, including without limitation, any and all legal rights entitled by the original owner of the Assigned Patents and all rights of Seller to collect royalties under such Assigned Patents, to prosecute all existing Assigned Patents worldwide, to apply for additional Assigned Patents worldwide and to have Assigned Patents issued in the name of Purchaser.

2.2 Assignment of Causes of Action. Upon the terms and subject to the conditions of this Agreement, as provided in Section 5.1 hereof, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser all right, title and interest it has to sue for past, present and future infringement of the Assigned Patents, including without limitation all right, title and interest Seller has in and to all causes of action and enforcement rights, whether known, unknown, currently pending, filed, or otherwise, in respect of the Assigned Patents, and all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Assigned Patents.

3.	HART-SCOTT-RODINO AND OTHER COMPETITION LAW FILINGS

3.1 As promptly as practicable consistent with securing regulatory clearance in the earliest practicable timeframe following the Effective Date, each of Purchaser and Seller shall file the notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Purchaser and Seller shall make such other filings under the competition laws of any other relevant jurisdiction as are required in connection with the transactions provided for in this Agreement (collectively, “Competition Laws”), and Purchaser and Seller shall as promptly as practicable furnish any supplemental information regarding the Assigned Patents that may be requested by any Governmental Entity in connection with any such filing. Each of Purchaser and Seller shall, to the extent permitted, request early termination of the application waiting period in respect of any such filing under the Competition Laws.

3.2 Each of Purchaser and Seller shall bear its own costs and expenses in connection with any such filing and provision of information made by it, and each shall bear the costs of any filing fee required to be paid by it under the Competition Laws. With respect to any filings under the Competition Laws required in connection with the transaction contemplated hereby, and subject to applicable Law, each of Purchaser and Seller (a) shall consult with each other prior to taking any material substantive position in discussions with, or filings to be submitted to, any Governmental Entity, (b) shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity, (c) shall not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate therein, and (d) shall coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity.

3.3 Each of Purchaser and Seller agrees to respond promptly to any inquiries from any Governmental Entity concerning any such filing, and shall cooperate with each other and shall promptly furnish to the other all information regarding the Assigned Patents that is necessary in connection with the other party’s compliance with the Competition Laws. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with Governmental Entities concerning such filings. Each of Purchaser and Seller shall use its commercially reasonable efforts to take all actions necessary and appropriate in connection with any filing under applicable Competition Law as soon as practicable; provided, however, that in no event shall either Purchaser or Seller, or any of their respective affiliates, be required to agree to (i) any divestiture, transfer or licensing of any properties, assets (including any Assigned Patents) or businesses, or to the imposition of any limitation on its ability to conduct its business or to own or exercise control of any of its assets or properties, (ii) provide directly or indirectly any surety, indemnification or guarantee of the obligations of the other party or such party’s affiliates or with respect to any of the Assigned Patents, or (iii) any restriction, limitation or other condition on its ongoing properties, assets (including any Assigned Patents) or businesses; provided, further, that in no event shall Purchaser or Seller be obligated to litigate any suit brought by any Governmental Entity related to the transactions contemplated by this Agreement. The foregoing shall not require any action by any member of Purchaser. If any filing in connection with the purchase and sale contemplated hereby or the formation of Purchaser require any filing by any members of Purchaser, Purchaser shall use its commercially reasonable efforts to cause its members to reasonably cooperate with Seller in connection therewith and to make any necessary filing under applicable Competition Law as soon as practicable, and to respond promptly to any inquiries from any relevant Governmental Entity in connection therewith; provided, however, that in no event shall any member of Purchaser, or any of their respective affiliates, be required to agree to (a) any divestiture, transfer or licensing of any properties, assets (including any Assigned Patents) or businesses, or to the imposition of any limitation on its ability to conduct its business or to own or exercise control of any of its assets or properties, (b) provide directly or indirectly any surety, indemnification or guarantee of the obligations of the other party or such party’s affiliates or with respect to any of the Assigned Patents, or (c) any restriction, limitation or other condition on its ongoing properties, assets (including any Assigned Patents) or businesses; provided, further, that in no event shall any member of Purchaser or any of their respective affiliates be obligated to litigate any suit brought by any Governmental Entity related to the transactions contemplated by this Agreement or the formation of Purchaser.

4.	COVENANTS

4.1 Docket Report. Attached hereto as Exhibit D is a docket report for the Assigned Patents as of November 8, 2010. On or within two (2) business days before the Closing Date, Seller shall provide to Purchaser such updated form of Exhibit D as is then-currently generated by Seller’s docketing system.

4.2 Continued Prosecution. Between the Effective Date and the Closing Date (inclusive thereof), Seller (at its expense) shall continue to prosecute the Assigned Patents, and shall pay all maintenance fees, annuities and the like related to the Assigned Patents for which the fees are due and payable on or prior to the Closing Date even if the surcharge date or final deadline for payment of any such fee would be after the Closing Date, and shall notify Purchaser on or before the Closing Date in writing separate from any other disclosures made hereunder of all due dates for maintenance fees, annuities or responses to office actions related to prosecution, filing or maintenance of the Assigned Patents that will occur within sixty (60) days after the Closing Date to prevent abandonment of an Assigned Patent or payment of a surcharge.

4.3 Delivery of Documents. As soon after the Effective Date as is reasonably practical but on or before the Closing Date, Seller shall deliver to Purchaser copies of all files concerning the Assigned Patents in Seller’s legal department files for each of the Assigned Patents, including, without limitation, to the extent available and existing therein, copies of (a) all original letters patent for the Assigned Patents, (b) all original assignments for the Assigned Patents, (c) all original documents, files and materials evidencing dates of invention and reduction to practice of inventions set forth in the Assigned Patents, (d) all original files reflecting the prosecution history for all issued, pending and abandoned Assigned Patents, (e) all original files regarding the issued Assigned Patents, and (f) all original files regarding any action, suit, investigation, communication, claim or proceeding (in each case, whether before an administrative, arbitral or judicial body), whether or not outstanding, adjudicated to final resolution or settled, concerning the Assigned Patents.

4.4 Coordination of Outside Counsel. As soon after the Effective Date as is reasonably practical, Purchaser shall specify to Seller those attorneys and patent agents Purchaser desires to have prosecute and maintain the Assigned Patents. As soon after receipt of notice from Purchaser of the names of such attorneys and patent agents as is reasonably practical, Seller shall direct the attorneys and patent agents currently responsible for the prosecution and maintenance of the Assigned Patents to cooperate in good faith with those attorneys and patent agents specified by Purchaser so as to ensure a smooth transition of prosecution and maintenance obligations for the Assigned Patents after the Closing Date.

4.5 Cooperation After Closing Date. For two (2) years after the Closing Date (a) each of Seller (and Seller’s successors and permitted assigns) and Purchaser shall, upon the reasonable request of the other party hereto, execute and deliver to such other party any other documents and materials, and take any further actions (including using its commercially reasonable efforts to ensure the cooperation of the named inventors), that are reasonably necessary to give effect to the transactions provided for in this Agreement, and (b) Seller shall take such reasonable actions as Purchaser may request to assist Purchaser in protecting Purchaser’s rights in the Assigned Patents (including without limitation to permit Purchaser to perfect its title, or enforce its rights, in the Assigned Patents), provided that Seller shall bear all costs incurred by it through the first (1st) anniversary of the Closing Date in complying with this Section 4.5, and Purchaser shall thereafter reimburse Seller for its reasonable out of pocket expenses actually incurred by Seller following such first (1st) anniversary in complying with this Section 4.5.

5.	CLOSING, DELIVERY AND PAYMENT

5.1 Closing and Delivery on Closing Date. No later than two (2) business days prior to the date on which the closing of the Merger (as defined below) or the merger under the Alternate Merger Agreement (as defined below) is expected to occur, Seller shall deliver to Purchaser written notice stating that the closing of the Merger is expected to occur on such date, provided, that if Purchaser has elected to go forward with this Agreement pursuant to Section 6.1(b) in circumstances in which there is no Merger Agreement or Alternate Merger Agreement, the Closing shall take place two (2) business days following the satisfaction of all the conditions to Closing set forth in Section 5.3 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1 Beacon Street, Boston, Massachusetts 02108. Subject to the foregoing proviso, provided that all of the conditions to Closing set forth in Section 5.3 shall have been satisfied or, to the extent permitted under applicable Law, waived (other than those conditions that by their nature can only be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing), the consummation of the transactions contemplated by Section 2.1 and Section 2.2 pursuant to the terms and conditions of this Agreement (“Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1 Beacon Street, Boston, Massachusetts 02108 on the same date as the closing of the merger (the “Merger”) provided for in the Agreement and Plan of Merger dated as of November 21, 2010, by and among Seller, Attachmate Corporation, a Washington corporation (“Parent”), and Longview Software Acquisition Corp., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Parent (the “Merger Agreement”), with the time of Closing to be immediately prior to the closing of the Merger, unless otherwise waived by Purchaser in which event the time of the Merger shall be as consented to by Purchaser, or at such other place and time or such other date as Seller and Purchaser may mutually determine in writing (the date on which Closing actually occurs is referred to as the “Closing Date”), provided that such Closing Date shall be at least two (2) business days after all of such conditions in Sections 5.3(a)-(f) have been satisfied or waived. In the event that Purchaser has elected to continue this Agreement in full force and effect in accordance with Section 6.1(b) in circumstances involving an Alternate Merger Agreement, Closing shall occur on the same day as the closing of the merger under the Alternate Merger Agreement, unless otherwise waived by Purchaser in which event the time of the Merger shall be as consented to by Purchaser, if all of the conditions to Closing set forth in Section 5.3 shall have been satisfied or, to the extent permitted under applicable Law, waived (other than those conditions that by their nature can only be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing); provided that such Closing Date shall be at least two (2) business days after all of such conditions in Section 5.3 have been satisfied or waived; provided, further, that if the conditions to Closing are not satisfied on such day, Closing shall occur on the second (2nd) business day following the first day on which the conditions to Closing shall have been satisfied or, to the extent permitted under applicable Law, waived (other than those conditions that by their nature can only be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing). At the Closing, (a) Seller shall deliver to Purchaser an executed original of the assignment attached as Exhibit B to this Agreement (the “Assignment”) and such other executed originals of assignments as Purchaser may reasonably request, (b) Seller shall deliver to Purchaser all original documents (to the extent available) concerning the Assigned Patents in the possession of Seller, including, without limitation, (i) all original letters patent for the Assigned Patents, (ii) all original assignments for the Assigned Patents, (iii) all original documents, files and materials evidencing dates of invention and reduction to practice of inventions set forth in the Assigned Patents, (iv) all original files reflecting the prosecution history for all issued, pending and abandoned Assigned Patents, (v) Seller’s original files regarding the issued Assigned Patents, and (vi) Seller’s original files regarding any action, suit, investigation, communication, claim or proceeding (in each case, whether before an administrative, arbitral or judicial body), whether or not outstanding, adjudicated to final resolution or settled, concerning the Assigned Patents, (c) Seller shall direct its attorneys and patent agents responsible for the prosecution and maintenance of the Assigned Patents as of the Closing Date to transfer responsibility for such prosecution and maintenance to those attorneys and patent agents specified by Purchaser, and (d) as a condition of the assignment, transfer and conveyance of the Assigned Patents, Purchaser hereby agrees, solely with respect to the Assigned Patents, to (and shall cause any of its direct assignees of the Assigned Patents to) take such assignment, transfer and conveyance subject to all licenses, covenants not to sue and similar restrictions in effect prior to the Effective Date, in each case solely as identified on Exhibit C (as such Exhibit C is updated as described in the last sentence of this Section 5.1, it being understood and agreed that such updated Exhibit C shall not in any way affect, modify or qualify the representations and warranties set forth in Section 7 or the conditions to Closing set forth in Section 5.3(g)), but only (i) to the same extent Seller would be subject to such licenses, covenants not to sue and similar restrictions if Seller had not assigned the Assigned Patent and (ii) only to the extent any such license, covenant not to sue or similar restrictions (x) is in effect prior to the Closing Date, (y) involves a license, covenant not to sue or similar restriction on the Assigned Patents, and (z) requires Seller to have subsequent assignees agree to comply with such licenses, covenant not to sue or similar restrictions. For the avoidance of doubt, Purchaser also agrees solely with respect to the Assigned Patents to take such assignment, transfer and conveyance subject to all licenses, covenants not to sue and similar restrictions in effect on Seller prior to the Effective Date that would in each case transfer to Purchaser as a matter of law. Seller shall deliver to Purchaser no later than five (5) business days prior to Closing hereunder the final version of Exhibit C that has been updated through the Closing Date in accordance with the immediately preceding sentence for Purchaser’s information only; it being understood and agreed that such updated Exhibit C shall not in any way affect, modify or qualify the representations and warranties set forth in Section 7 or the conditions to Closing set forth in Section 5.3(g). Assuming Seller has provided Purchaser with the written notice referenced in the first sentence of this Section 5.1, on the Closing Date, prior to the Closing, Purchaser shall deliver to Seller a written notice confirming that Purchaser is prepared to, and at the Closing will have sufficient available funds to, consummate the transactions contemplated by Section 2.1 and Section 2.2 pursuant to the terms of this Agreement, subject to the satisfaction at Closing of the conditions to Closing set forth in Section 5.3.

5.2 Payment. In consideration for the assignment of such rights, title and interest in the Assigned Patents and the other obligations of Seller as set forth in this Agreement, Purchaser shall, at the Closing, subject to and following the satisfaction by Seller of all of its delivery obligations under Section 5.1 and the satisfaction (or waiver by Seller and Purchaser, if permissible under applicable Law) of the conditions set forth in Section 5.3, pay Seller the amount of four hundred and fifty million US Dollars ($450,000,000) (“Payment”), by wire transfer of immediately available funds, to an account identified in writing by Seller to Purchaser at least two (2) business days prior to Closing.

5.3 Conditions to Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to effect the Closing are subject to the satisfaction (or waiver by Seller and Purchaser, if permissible under applicable Law) of the following conditions precedent:

(a) No Governmental Entity of competent jurisdiction shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise precluding or prohibiting consummation of the transactions contemplated under this Agreement;

(b) there shall not be threatened, instituted or pending any action (1) by any Governmental Entity of competent jurisdiction (A) challenging or seeking to prevent, enjoin, alter or materially delay the transactions contemplated under this Agreement, (B) seeking to restrain, prohibit or otherwise interfere with the operation of Purchaser or the Assigned Patents (C) seeking to require Purchaser or any of its members or its affiliates to take any of the actions that Sections 3.2 and 3.3 do not require Purchaser or any of its members or affiliates to take or otherwise to impose material restraints or damages on Purchaser or any of its members or their affiliates, or (2) with respect only to Purchaser, by any other person (other than any party to the Merger Agreement or any of their affiliates) that (A) Purchaser reasonably believes, after consultation with outside counsel, is reasonably likely to prevail in preventing, enjoining, materially altering or materially delaying the transactions contemplated under this Agreement beyond a reasonable period of time under the circumstances and (B) if successful, would reasonably be expected to adversely affect the benefits of the transaction to Purchaser in any material respect;

(c) with respect to a party, the other party shall have, in all material respects, performed or complied with all agreements, obligations or covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(d) as notified by Seller to Purchaser pursuant to Section 5.1, each of the conditions to the consummation of the Merger, other than the consummation of the transactions contemplated by Section 2.1 and Section 2.2 pursuant to the terms of this Agreement, shall have been satisfied or waived (if permissible under applicable Law) and the parties to the Merger Agreement or the Alternate Merger Agreement, as the case may be, shall be ready, willing, and able to consummate the Merger or merger under the Alternate Merger Agreement, as the case may be, immediately after the Closing on the terms and conditions set forth therein; provided that for purposes of determining whether the conditions to Purchaser’s obligation to effect the Closing have been satisfied, the conditions to the consummation of the Merger shall be the conditions to the consummation of the Merger contained in the Merger Agreement as of the date hereof or, in the case of an Alternate Merger Agreement, the conditions set forth therein, unless otherwise waived by Purchaser; provided further that if Purchaser has elected to continue this Agreement pursuant to Section 6.1(b) in circumstances in which there is no Merger Agreement or Alternate Merger Agreement, this condition shall be null and void;

(e) all waiting periods, notices, approvals and consents under applicable Competition Law with respect to Seller, Purchaser or any of its members shall have expired, been terminated, granted or made, as applicable;

(f) any required approvals of a Governmental Entity under any applicable Law shall have been obtained; and

(g) with respect to a party, all representations and warranties made by the other party under this Agreement shall have been true and correct when made on the Effective Date and shall be true and correct as of the Closing, as if all such representations and warranties were made on and as of the Closing , and each party shall have received a certificate signed on behalf of the other party by a duly authorized officer (in each case, without any personal liability attaching to such authorized officer or representative for signing such certificate), in the case of Seller, and a duly authorized representative, in the case of Purchaser, to the effect that such officer or representative, as the case may be, has read Sections 5.3(c) and 5.3(g) and that the conditions set forth in Sections 5.3(c) and 5.3(g), with respect to the party such officer or representative is acting on behalf of, have been satisfied.

5.4 Allocation of Payment. Seller and Purchaser shall jointly prepare, within ninety (90) days after the Closing Date, a schedule allocating the Payment among the Assigned Patents (the “Allocation Schedule”), which allocation shall take into account the relative fair market values of the U.S. and non-U.S. Assigned Patents. Seller and Purchaser shall (a) reasonably cooperate with each other in preparing the Allocation Schedule, (b) promptly provide each other with any information reasonably requested by the other party to prepare the Allocation Schedule and (c) attempt in good faith to resolve any dispute with respect to the Allocation Schedule. If within ninety (90) days after the Closing Date, Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule, Seller and Purchaser, or, if applicable, the relevant members and affiliates of Purchaser, shall refer the dispute to a mutually agreeable, independent accounting firm of international standing (the “Accounting Firm”) for resolution within sixty (60) days. The Accounting Firm shall determine, based solely on written submissions by Seller and Purchaser, or, if applicable, the relevant members and affiliates of Purchaser (and not by independent review) only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Allocation Schedule. In resolving any disputed item, the Accounting Firm may not assign a fair market value to any Assigned Patent (i) greater than the greatest fair market value for such Assigned Patent claimed by any party or (ii) less than the smallest fair market value for such Assigned Patent claimed by any party. Each of Purchaser and Seller shall bear and be responsible for one-half of the fees, costs and expenses of the Accounting Firm. The Accounting Firm’s resolution will be binding on both Seller and Purchaser (and their respective affiliates) and will be incorporated into the Allocation Schedule. The Allocation Schedule shall be revised to take into account subsequent adjustments, if any, to the Payment. The Allocation Schedule derived pursuant to this Section 5.4 shall be binding on Seller and Purchaser (and their respective affiliates) for all tax reporting purposes, and neither Seller nor Purchaser shall agree to any proposed adjustment to the Allocation Schedule by any taxing authority without first giving the other party prior written notice and the opportunity to challenge such proposed adjustment.

5.5 Indemnity for Taxes of Seller. Seller shall indemnify, defend and hold harmless Purchaser and any of Purchaser’s direct or indirect owners (collectively, the “Purchaser Indemnified Parties”) for any taxes (of any kind or nature, whether federal, state, local, or foreign, and including any interest, penalties, and additions to tax) (a) of Seller for any taxable period, or portion thereof, that ends on or prior to the Closing Date or (b) imposed on the sale, transfer and assignment of the Assigned Patents to Purchaser as contemplated by this Agreement (including the portion of Transfer Taxes payable by Seller, but excluding the portion of Transfer Taxes payable by Purchaser, under Section 8.14(b)). Notwithstanding anything else to the contrary in this Agreement, the indemnity for taxes in this Section 5.5 shall survive until sixty (60) days after the expiration of the applicable statute of limitation.

5.6 Other Acquisition Proposals. Seller shall as promptly as reasonably practicable, and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) business day after receipt, notify Purchaser orally and in writing of the receipt of any Acquisition Proposal or any inquiry, proposal, indication of interest or offer (whether in writing or otherwise) from any person (other than Purchaser) to acquire or license any of the Assigned Patents (collectively, a “Proposal”) and of the price and other material terms and conditions of each such Proposal (including the identity of the person making such Proposal) and of any changes or supplements thereto.

5.7 Merger Agreement Amendment. Seller shall not agree to the amendment of the conditions to, or the termination of, the Merger Agreement, or the amendment of any other provisions of the Merger Agreement, in each case that would adversely affect, impair or delay the rights of Purchaser hereunder in any material respect.

6.	TERMINATION

6.1 This Agreement will terminate (a) upon mutual written agreement of Purchaser and Seller, (b) automatically, without requirement of any action by either Seller or Purchaser, upon the termination of the Merger Agreement in accordance with the terms of the Merger Agreement prior to the consummation of the Merger, provided that, notwithstanding the foregoing, in the event that Seller receives an Acquisition Proposal (within the meaning of the Merger Agreement as in effect on the Effective Date, or within the meaning of any comparable term in any amended version of the Merger Agreement after the Effective Date) that contemplates an acquisition of Seller other than by an acquirer whose acquisition proposal contemplates that Seller will retain all of the Assigned Patents, Seller will provide Purchaser with notice thereof, and if Purchaser provides written notice to Seller at any time within three (3) days following written notice from Seller that it has received such an Acquisition Proposal, that Purchaser elects to continue this Agreement, and Seller deems such Acquisition Proposal to be a Superior Proposal (within the meaning of the Merger Agreement as in effect on the Effective Date, or within the meaning of any comparable term in any amended version of the Merger Agreement after the Effective Date), this Agreement shall remain in full force and effect and shall not have been considered to have been terminated, and references contained in this Agreement to the “Merger Agreement” shall automatically be deemed to be to the Agreement and Plan of Merger (or other form of acquisition agreement) between Seller and the party from which Seller has accepted such Superior Proposal (the “Alternate Merger Agreement”); and provided further that notwithstanding the foregoing, in the event that the Merger Agreement is terminated for any other reason other than the receipt by Seller of an Acquisition Proposal (within the meaning of the Merger Agreement as in effect on the Effective Date, or within the meaning of any comparable term in any amended version of the Merger Agreement after the Effective Date) for all of Seller that Seller deems to be a Superior Proposal, Seller will provide Purchaser with notice thereof, and if Purchaser provides written notice to Seller, at any time within three (3) days following written notice from Seller that the Merger Agreement has been terminated, that Purchaser elects to continue this Agreement, this Agreement shall remain in full force and effect and shall not have been considered to have been terminated, and references contained in this Agreement to the “Merger Agreement” shall automatically be deemed to not have any force or effect; (c) by either party, upon written notice to the other party, if the Closing Date has not occurred on or prior to April 20, 2011, unless the April 20, 2011 date is extended under the terms of the Merger Agreement, in which event such date shall be as extended under the Merger Agreement; provided that if Purchaser elects to continue this Agreement in full force and effect following Seller’s termination of the Merger Agreement in accordance with its terms prior to consummation of the Merger to accept a Superior Proposal pursuant to the immediately preceding subclause (b), such date shall be extended to the outside termination date provided for in the Alternate Merger Agreement, as identified in good faith by Purchaser to Seller; provided, further that this termination right shall not be available to any party if its breach of this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated by this Agreement by the Closing Date, (d) by either party, upon written notice to the other party, if it will not be possible for the Closing Date to occur by the outside termination date applicable under subclause (c) above, provided that this termination right shall not be available to any party if its breach of this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated by this Agreement by the Closing Date, or (e) by either party, upon written notice to the other party, in the event the Closing occurs but the Merger does not occur immediately thereafter on the Closing Date, such notice to be given no later than the business day immediately succeeding the Closing Date (unless such timing of the Merger has been waived by Purchaser in which event the time of the Merger shall be as consented to by Purchaser and the termination right in this subclause (e) shall be as consented to by Purchaser in connection with such waiver); provided that this termination right shall not be available to any party if its actions have been the cause of, or resulted in, the failure to consummate the transactions contemplated by the Merger Agreement by the Closing Date; provided, further, that in the event of such termination pursuant to subclause (e), Seller shall immediately return to Purchaser the Payment and the transactions contemplated by Sections 2.1 and 2.2 shall be null and void and Purchaser shall return any documents delivered thereby. In the event that Purchaser has elected to continue this Agreement pursuant to Section 6.1(b), Purchaser and Seller shall enter into a royalty-free, fully paid-up patent cross license for no additional consideration, effective as of Closing, with respect to all patents and patent applications owned or controlled by them on mutually acceptable terms that are no less favorable in the aggregate to either party than the terms of any other patent cross license offered by Purchaser to any other person (other than any member of Purchaser or an affiliate of any such member). The parties agree that the obligations of Seller pursuant to subclause (e) of this Section 6.1 shall be specific to the terms of such subclause (e) and Purchaser shall have the right to seek specific performance from the other party for failure to return the Payment under such subclause (e). If Seller terminates the Merger Agreement in accordance with its terms prior to the consummation of the Merger to accept a Superior Proposal or otherwise, Seller shall provide Purchaser written notice of such action no later than the time it notifies Sub of its decision to terminate the Merger Agreement.

6.2 Upon termination of this Agreement as provided in Section 6.1, this Agreement shall be deemed null and void and Purchaser will return all confidential materials provided by Seller within five (5) business days from the date of notice of termination; provided that (i) no such termination shall relieve any party from any damages, liabilities or obligations relating to any intentional breach of this Agreement prior to such termination, and the other party to this Agreement shall continue to have the right to pursue any and all remedies in respect of such breach following such termination and (ii) this Section 6.2 and Sections 8.2-8.18 shall survive any such termination and remain in full force and effect.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Seller hereby represents and warrants to Purchaser that, as of the date hereof and as of the Closing:

(a) Authority. Seller has the right and authority, and has been duly authorized by all necessary corporate and other actions of Seller, to execute and deliver this Agreement and to perform its obligations hereunder and requires no third party consent, approval, and/or other authorization to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, to assign the Assigned Patents to Purchaser. Neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of its obligations hereunder, will (i) conflict with or result in any material breach or violation of any of the terms or conditions of, or constitute a default under, any instrument, contract or other agreement to which Seller is a party or by which Seller or any of the Assigned Patents is bound, (ii) result in the imposition of any Lien upon the Assigned Patents, (iii) conflict with or result in any breach of any provision of Seller’s certificate of incorporation or bylaws or (iv) violate any Order applicable to Seller or the Assigned Patents.

(b) Title and Contest. Except as set forth in Exhibit C, Seller, and only Seller, has good and marketable title to the Assigned Patents, including, without limitation, all rights, title, and interest in the Assigned Patents and the right to sue for past, present and future infringement thereof. Except as set forth in Exhibit C, Seller has obtained and properly recorded previously executed assignments for the Assigned Patents as necessary to fully perfect Seller’s rights and title therein in accordance with the Law in each respective jurisdiction. Except as set forth in Exhibit C, the Assigned Patents are free and clear of all Liens. There are no actions, suits, investigations, communications, correspondence, claims or proceedings pending or, to the knowledge of Seller, threatened relating in any way to the validity, enforcement, construction, use or ownership of the Assigned Patents. There are no Orders that restrict any of Seller’s rights, or would restrict any of Purchaser’s or its successors’ and assigns’ rights, to the Assigned Patents.

(c) Existing Licenses and Rights. Except as set forth in Exhibit C and implied licenses for the sale by Seller of its own products, no past, current or future patent rights or patent licenses, including, without limitation, any other implied licenses granted or retained by Seller, have been expressly or implicitly granted or retained under or in connection with the Assigned Patents, including without limitation through the contribution of code or through any implied or express patent rights or patent licenses granted or retained by Seller, any prior owners, the inventors or any other third parties, and Purchaser and its successors and assigns will not be subject to any covenant not to sue for patent infringement or similar restrictions or immunities with regard to, or exhaustion of rights under, the Assigned Patents, or any representations or commitments on its enforcement, control or enjoyment of the Assigned Patents after the transactions contemplated in this Agreement, or as a result of any prior transaction related to the Assigned Patents. None of the Assigned Patents are subject to any exclusive patent licenses or patent rights.

(d) Restrictions on Rights. Except as set forth in Exhibit C, (i) Seller has not made any commitments or declaration of Patents to, and is not (and the Assigned Patents are not) otherwise subject to, any standards or other organization regarding licensing or not asserting the Assigned Patents, (ii) Seller is not otherwise obligated to license or refrain from asserting the Assigned Patents and (iii) none of the Assigned Patents have been identified by Seller as, or to Seller’s knowledge by any third party as, nor does Seller believe any of the Assigned Patents to be, essential to such organizations.

(e) Certain Matters Pertaining to OIN. Other than as set out in (i) the Limited Liability Company Agreement of Open Invention Network effective November 8, 2005, (ii) the Corporate License Agreement entered on November 11, 2005, (iii) the license agreement available at http://www.openinventionnetwork.com/pat_license_agreement.php (as of the date hereof), the Assigned Patents are not subject to any licenses, restrictions, conditions or other terms of the Open Invention Network.

(f) Enforcement. Except as set forth in Exhibit C, Seller has not put a third party on notice of infringement of any of the Assigned Patents.

(g) Assigned Patent Office Proceedings. Except as set forth in Exhibit C, none of the Assigned Patents have been or are currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding and no such proceedings are pending or, to Seller’s knowledge, threatened.

(h) Fees. All maintenance fees owed to any applicable patent registration authority with respect to the Assigned Patents have been timely paid.

(i) Validity and Enforceability. The Assigned Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

(j) Merger Agreement. Prior to the execution and delivery of this Agreement, Seller provided to Purchaser a true and complete copy of the Merger Agreement in the form that will be executed and delivered by each of the parties thereto.

(k) No Brokers. Seller has not made any agreement with any party which would entitle such party to claim any fee, commission or reimbursement of expenses from Purchaser or any of its affiliates in connection with the execution and delivery of this Agreement, or the closing of any transaction pursuant to this Agreement.

(l) No Undisclosed Information. Seller is not aware of any facts or matters that have not been disclosed to Purchaser with respect to the Assigned Patents that would be reasonably expected to be material to Purchaser in connection with its consideration of this Agreement and the transactions contemplated by this Agreement.

7.2 Purchaser hereby represents and warrants to Seller that:

(a) Authority. Purchaser has the right and authority, and has been duly authorized by all necessary limited liability company and other actions of Purchaser, to execute and deliver this Agreement and to perform its obligations hereunder and, except for any consents or approvals required under Competition Laws and the consents of its members, which has been obtained subject to the satisfaction of the conditions set forth herein, requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder. Neither the execution and delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations hereunder, will (i) conflict with or result in any material breach or violation of any of the terms or conditions of, or constitute a default under, any instrument, contract or other agreement to which Purchaser is a party or by which Purchaser or any of its assets is bound or (ii) conflict with or result in any breach of any provision of Purchaser’s limited liability company agreement.

(b) Equity Commitment. Purchaser has received valid and binding equity commitments from each of its members, or their respective subsidiaries, which in the aggregate equal or exceed the Payment and which will be available to Purchaser to make the Payment provided for in Section 5.2.

(c) No Brokers. Purchaser has not made any agreement with any party which would entitle such party to claim any fee, commission or reimbursement of expenses from Seller or any of its affiliates in connection with the execution and delivery of this Agreement, or the closing of any transaction pursuant to this Agreement.

8.	MISCELLANEOUS

8.1 Continued Access. Between the Effective Date and the Closing Date, Seller agrees to cooperate in good faith with Purchaser’s due diligence efforts and, in connection therewith, shall, and shall cause its applicable subsidiaries to, grant Purchaser, its members and their respective authorized representatives access to all such information relating to the Assigned Patents as is reasonably requested by Purchaser, including, without limitation, books and records, licenses, contracts, documents and other related data in Purchaser’s or any of its subsidiaries’ possession. For the avoidance of doubt, as part of such due diligence efforts, Seller agrees to permit Purchaser, its members and their respective authorized representatives access to the business and properties of Seller, at Purchaser’s own expense, to inspect, copy and take extracts from any pertinent documents as are reasonably requested by Purchaser, and to consult the appropriate officers, employees and other representatives (including external counsel) of Seller as necessary, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

8.2 Applicable Law; Waiver of Trial by Jury. The validity, construction, and performance of this Agreement shall be governed by and construed first in accordance with the federal laws of the United States to the extent federal subject matter jurisdiction exists, and second in accordance with the laws of the State of Delaware, exclusive of its choice of law rules. With respect to all civil actions or other legal or equitable proceedings directly arising between the parties or any of their affiliates under this Agreement, the parties consent to exclusive jurisdiction and venue in the United States District Court District of Delaware (the “Forum”) unless no federal jurisdiction exists, in which case the parties consent to exclusive jurisdiction and venue in any state court in the State of Delaware (the “Alternate Forum”). Each party irrevocably consents to personal jurisdiction and waives the defense of forum non conveniens in the Forum, or Alternate Forum, if applicable, with respect to itself and its affiliates. Process may be served on either party in the manner authorized by applicable law or court rule. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

8.3 LIMITATION ON CONSEQUENTIAL DAMAGES. EXCEPT IN THE CASE OF FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER

CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.4 LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF FRAUD, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF, NEITHER PARTY’S TOTAL LIABILITY (INCLUDING PAYMENT OBLIGATIONS) UNDER THIS AGREEMENT SHALL EXCEED THE PAYMENT AMOUNTS REQUIRED PURSUANT TO SECTION 5.2. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT. EXCEPT IN THE CASE OF FRAUD, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR THE FAILURE OF ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY HEREUNDER TO BE TRUE AND CORRECT WHEN MADE ON THE EFFECTIVE DATE OR WHEN MADE AS OF THE CLOSING DATE IS TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 6.1 OR TO EFFECT THE CLOSING NOTWITHSTANDING SUCH FAILURE AND THEREBY TO WAIVE SUCH FAILURE.

8.5 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all Laws and Orders of any Governmental Entity having jurisdiction over the parties, this Agreement and the transactions contemplated by this Agreement.

8.6 Confidentiality of Terms. Each of Seller and Purchaser shall, and shall cause their respective agents to, keep this Agreement confidential and shall not now or hereafter divulge this Agreement or any of its terms to any third party except: (a) with the prior written consent of the other party hereto; (b) as required by Law, by any Governmental Entity or by any self-regulatory agency or stock exchange on which such party’s securities are listed or which has regulatory or supervisory authority over such party, and to such party’s regulators and in the course of inspections, examinations or inquiries by regulatory agencies or self-regulatory organizations that have requested or required the inspection of records that contain or reflect this Agreement; it being understood that this Agreement will be filed as an exhibit to Seller’s annual report on Form 10-K and as an annex to Seller’s proxy statement in respect of the Merger and will be summarized in any Form 8-K filing to be made in connection with the execution of this Agreement; and it being further understood that Seller shall provide Purchaser with a reasonable opportunity to review and comment on the portions of any filings that relate to this Agreement; and it being further understood that Seller shall only make such disclosures as are required by Law, by any such stock exchange or self-regulatory agency or by any Governmental Entity and after consultation with Purchaser, to the extent practicable; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors in their capacity of advising the disclosing party in such matters; (e) in confidence to the auditors of the disclosing party or (f)

with respect to any disclosure to a tax authority required by any tax Law; provided that, (i) with respect to (c) above, the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties; and (ii) with respect to (b), the disclosing party shall give the other party reasonable opportunity to review and comment on any filings and coordinate with the other party on all other correspondence with any Governmental Entity, to the extent any such filing or correspondence relates to the transactions contemplated by this Agreement; and (iii) with respect to (c), if permitted under applicable Law, with at least ten (10) business days’ prior written notice of such disclosure. In addition, Purchaser may disclose this Agreement to its members and their representatives, and Seller may disclose this Agreement to Parent and Sub. To the extent that this Agreement, its existence or any of its terms, is publicly disclosed not in violation of this Section 8.6, the information so disclosed shall no longer be regarded as confidential or subject to the terms of this Section 8.6 but only to the extent so disclosed.

8.7 Publicity. Each party (and each party’s successors and permitted assigns) shall, and shall cause its representatives to, obtain written consent of the other party (such consent to be not unreasonably withheld or delayed), prior to issuing any press releases or making any other public announcements or public disclosures regarding this Agreement, the transactions contemplated by this Agreement, the other party or of the members of Purchaser, except as required by Law, by any Governmental Entity or by any self-regulatory agency or stock exchange on which such party’s securities are listed or which otherwise has regulatory or supervisory authority over such party. In the case of any such press release, public announcement or public disclosure, or disclosure to be made as required by Law, by any such Governmental Entity (other than with respect to taxes) or by any self-regulatory agency or stock exchange, the party proposing to make such disclosure shall provide the other party a reasonable opportunity to review and comment on any reference to this Agreement, the transactions contemplated by this Agreement, or to the extent such reference relates to this Agreement, the other party or the members of Purchaser, prior to issuing or making any such press release, public announcement or public disclosure (and such disclosing party shall review and consider any such comments in good faith); provided that the disclosing party shall not be required to provide the other party with the opportunity to review and comment on any disclosure if the text of such disclosure has previously been publicly disclosed by Seller in accordance with the terms of this Agreement.

8.8 Entire Agreement; Third Party Beneficiaries. The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior oral and written agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than Purchaser, Seller, or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement, other than, with respect to Section 5.5 only, the Purchaser Indemnified Parties and with respect to Section 8.18, the persons referenced therein. This Agreement may be executed in two (2) or more separate counterparts, all of which, taken together, shall be regarded as one and the same instrument.

8.9 Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows or to such other party or parties as Seller or Purchaser may direct from time to time:

If to Seller	If to Purchaser

Novell, Inc. 404 Wyman Street, Suite 500 Waltham, Massachusetts 02451 Facsimile: (781) 464-8062 Attention: General Counsel	Microsoft Corporation One Microsoft Way Redmond, WA 98052 Facsimile: (425) 936-7329 Attn: Director of IP Licensing Law and Corporate Affairs

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1 Beacon Street Boston, Massachusetts 02108 Facsimile: (617) 573-4822 Attention: Margaret A. Brown	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Facsimile: (212) 558-3588 Attention: John Evangelakos Alexandra D. Korry

Such notices shall be deemed delivered when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any party may give written notice to the other party of a change of address or instruction to deliver notice to another party (at the address indicated by such party) and, after notice of such change has been received, any notice or request shall thereafter be given to such party or parties at such changed address or to such other party or parties, as the case may be.

8.10 Relationship of Parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

8.11 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable if the intent of the parties can still be realized thereby, and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

8.12 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in case of an amendment, by Purchaser and Seller, or in case of a waiver, by the party against whom the waiver is to be effective. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

8.13 Assignment of Agreement. The terms and conditions of this Agreement shall inure to the benefit of any successors, assigns and other legal representatives of Purchaser, and shall be binding upon Seller, its successor, assigns and other legal representatives. In connection with the dissolution, liquidation or winding up of Purchaser after the Closing, Purchaser may assign this Agreement to each of the members of Purchaser to the extent of the Assigned Patents assigned, transferred or conveyed to each such member, in which case the terms and conditions of this Agreement shall inure to the benefit of each such member (and its successors and assigns) with respect to such Assigned Patents assigned, transferred or conveyed to it; provided, however, that any such assignment, transfer or conveyance will be subject to acceptance by the assignee of the obligations of Purchaser set forth in Section 5.1(d) with respect to the Assigned Patents so assigned. Seller shall not assign or delegate this Agreement or any of its rights or obligation under this Agreement, without the prior written consent of Purchaser, except in connection with the Merger by operation of law. Any such purported assignment or delegation by Seller without such prior written consent shall be null and void.

8.14 Expenses.

(a) All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated herein shall be paid by the party incurring such costs and expenses, whether or not any of such transactions are consummated. For the avoidance of doubt, Seller shall remain responsible for, and pay, all fees, commissions and reimbursement of expenses claimed by any party based upon arrangements made by or on behalf of Seller or any of its affiliates in connection with the execution and delivery of this Agreement, or the closing of any transaction pursuant to this Agreement, and Purchaser shall remain responsible for, and pay, all fees, commissions and reimbursement of expenses claimed by any party based upon arrangements made by or on behalf of Purchaser or any of its affiliates in connection with the execution and delivery of this Agreement, or the closing of any transaction pursuant to this Agreement.

(b) Each of the Purchaser and the Seller shall be responsible for fifty percent (50%) of all Transfer Taxes, irrespective of the party on which liability for such Transfer Taxes is imposed. Additionally, the Purchaser shall be responsible for all fees and expenses incurred in connection with the recordation of the purchase of the Assigned Patents. Seller and Purchaser agree to cooperate and take all actions reasonably requested by the other side (including, without limitation, all actions necessary to effect the electronic delivery of the Assigned Patents, in the manner and to the extent requested by Purchaser) to minimize the amount of Transfer Taxes payable under this Section 8.14(b).

8.15 Interim Operations of Seller. Between the Effective Date and the Closing Date, Seller agrees that it shall not, nor shall it permit any of its subsidiaries to, enter into any enforceable contract, agreement, commitment or arrangement that would make the representations and warranties of the Seller untrue or incorrect as of the Closing.

8.16 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement.

8.17 Specific Performance. Each party agrees that the failure of any other party to perform its agreements and covenants hereunder will cause irreparable damage to the first party and that the first party would not have any adequate remedy at law in such event. It is accordingly agreed that, unless and until this Agreement is terminated in accordance with its terms, notwithstanding anything to the contrary in this Agreement, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 8.2, this being in addition to any other remedy to which such party is entitled at law or in equity and neither party shall assert that the other has an adequate remedy at law.

8.18 No Recourse. Seller, on behalf of itself, its stockholders and its affiliates, acknowledges and agrees that none of Seller, its stockholders or its affiliates has any right to recovery (whether on their own behalf or on behalf of Seller) against, and no personal liability shall attach to, in each case with respect to any damages, losses or other liabilities, any member in Purchaser or any of Purchaser’s or any such member’s affiliates or their respective employees, officers, stockholders, general or limited partners, members, directors, or agents, and Purchaser, on behalf of itself, its members or their affiliates, acknowledges and agrees that none of Purchaser, its members and their affiliates has any right to recovery (whether on their own behalf or on behalf of Purchaser) against, and no personal liability shall attach to, in each case with respect to any damages, losses or other liabilities, any of Seller’s or its affiliates’ employees, officers, stockholders, general or limited partners, members, directors, or agents.

8.19 Commercially Reasonable Efforts. Subject to Sections 3.2, 3.3, 5.3, 6.1 and applicable Law, the parties shall cooperate with each other and use commercially reasonable efforts to consummate the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to effect the Merger, in accordance with and subject to the terms and conditions of the Merger Agreement.

8.20 Seller Liability for Pre-Closing Liabilities. For avoidance of doubt, except as previously provided in Section 5.1(d), none of Purchaser or any of its affiliates or members is assuming any liabilities of Seller, and all pre-Closing liabilities relating to or arising out of the Assigned Patents shall remain the responsibility of Seller (and Seller’s successors and permitted assigns).

8.21 Notification of Certain Matters. Purchaser shall notify Seller prior to Closing of any information it obtains that would reasonably be expected to adversely affect the benefits of the transaction to Purchaser in any material respect.

In witness whereof, the parties have executed this Patent Purchase Agreement as of the Effective Date:

NOVELL, INC.	CPTN HOLDINGS LLC

/s/ Ronald W. Hovsepian	/s/ Benjamin Ornforff
Signature	Signature

Ronald W. Hovsepian	Benjamin Orndorff
Printed Name	Printed Name

President and Chief Executive Officer	Manager
Title	Title

November 21, 2010	November 21, 2010
Date	Date